Exhibit 10.1
COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
The compensation committee of the board of directors of RadiSys Corporation approved annual base salaries and target bonuses for the following "named executive officers" (as defined by Item 402(a)(3) of Regulation S-K), effective as of April 1, 2010:

Executive Officer	New Base Salary	Target Bonus
Scott Grout - President and Chief Executive Officer	$476,736	$444,920
Brian Bronson - Chief Financial Officer	$298,835	$215,460
Anthony Ambrose - VP & General Manager of Communications Networks	$265,000	$168,000
Christian Lepiane - VP Worldwide Sales	$260,632	$172,330
John Major - VP Global Operations	$260,000	$170,000